Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

Exhibit 99.1

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Fourth Fiscal Quarter and Fiscal

Year 2015

Introduces Guidance for its Fiscal Year 2016

CHARLOTTE, NC — (Globe Newswire) — March 10, 2016 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week fourth fiscal quarter and 52-week fiscal year ended December 27, 2015. We also introduced guidance for the fiscal year 2016, which is a 52-week period ending on December 25, 2016.

Financial Highlights for the Fourth Fiscal Quarter 2015 Compared to the Fourth Fiscal Quarter 2014

•	System-wide comparable restaurant sales increased 0.6%;

•	Total revenues increased 9.6% to $128.8 million from $117.4 million;

•	16 system-wide restaurants were opened — 9 company-operated restaurants and 7 franchised restaurants;

•	Net Income decreased slightly to $7.8 million from $7.9 million;

•	Pro Forma Net Income* increased 6.9% to $8.2 million from $7.7 million;

•	Pro Forma Diluted Net Income per Share* increased 4.8% to $0.22 compared to $0.21; and

•	Adjusted EBITDA* increased 4.8% to $21.3 million from $20.3 million.

Financial Highlights for the Fiscal Year 2015 Compared to the Fiscal Year 2014

•	System-wide comparable restaurant sales increased 4.1%;

•	Total revenues increased 13.4% to $488.2 million from $430.5 million;

•	63 system-wide restaurants were opened — 29 company-operated restaurants and 34 franchised restaurants;

•	Net Income increased to $26.5 million from $26.1 million;

•	Pro Forma Net Income* increased 29.6% to $31.1 million from $24.0 million;

•	Pro Forma Diluted Net Income per Share* increased 29.7% to $0.83 compared to $0.64; and

•	Adjusted EBITDA* increased 15.1% to $79.3 million from $68.9 million.

*	Pro Forma Net Income, Pro Forma Diluted Net Income per Share and Adjusted EBITDA are non-GAAP measures. Please see “Use and Definition of Non-GAAP Measures” and the reconciliation tables accompanying this release.

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

“We exceeded our previously-raised annual adjusted EBITDA and earnings guidance, and we extended our record of positive system-wide comparable restaurant sales to 23 consecutive quarters in the face of significant competitive discounting, a competitor introducing breakfast all day, and catastrophic flooding in the Carolinas during the fourth fiscal quarter. Our two- and three-year stacked system-wide comparable restaurant sales for the fourth fiscal quarter increased 7.7% and 10.6%, respectively. I am delighted in what our team accomplished in fiscal 2015 and look forward to what we can achieve in fiscal 2016. Our iconic Bojangles’® brand connects well with customers across all generations with a menu and diversified day-part mix that is distinct from our peers. Bojangles’ is further blessed with strong leadership executing a strategy to create the best guest experience possible at all our restaurants and grow the organization in a smart and measured way,” said Bojangles’ President and CEO Clifton Rutledge.

“We expect to continue delivering on our stated goals through targeted plans for fiscal 2016 that build upon our solid fiscal 2015 performance. We intend to grow the Bojangles’ system by approximately 8% in net unit count this year through development in adjacent areas within the Southeast and infilling in our core North and South Carolina markets. While doing so, we intend to uphold our commitment to operational excellence based upon our people and Bo-Size Service strategies, enhance our technological platform, and foster better awareness and stronger loyalty through social and digital engagement. My enthusiasm for this brand and the opportunities ahead of us is shared by our team members and franchise partners across more than 660 Bojangles’ restaurants,” he concluded.

Fourth Fiscal Quarter 2015 Financial Review

System-wide comparable restaurant sales increased 0.6%, consisting of company-operated and franchised comparable restaurant sales growth of 0.7% and 0.6%, respectively. Comparable restaurant sales growth at company-operated restaurants was due to increases in price, offset by lower transactions and mix.

Total revenues increased 9.6% to $128.8 million in the fourth fiscal quarter of 2015 from $117.4 million in the prior year fiscal quarter. The increase was primarily due to an additional net 40 system-wide restaurants at December 27, 2015 compared to December 28, 2014, and comparable restaurant sales growth at our company-operated and franchised restaurants.

Company restaurant revenues increased 9.9% to $122.2 million in the fourth fiscal quarter of 2015 from $111.2 million in the prior year fiscal quarter. Franchise royalty revenues increased 5.0% to $6.4 million in the fourth fiscal quarter of 2015 from $6.1 million in the prior year fiscal quarter.

Restaurant contribution, a non-GAAP measure, increased 5.8% to $23.1 million in the fourth fiscal quarter of 2015 from $21.8 million in the prior year fiscal quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, decreased to 18.9% in the fourth fiscal quarter of 2015 from 19.6% in the prior year fiscal quarter.

General and administrative expenses increased 8.8% to $10.2 million in the fourth fiscal quarter of 2015 from $9.3 million in the prior year fiscal quarter. The increase was primarily due to additional positions added to support an increased number of restaurants in our system, additional costs as a result of operating as a public company, and $0.4 million in expenses incurred in connection with the transition to a new distributor, partially offset by a reduction in performance-based incentive compensation.

Adjusted EBITDA increased 4.8% to $21.3 million in the fourth fiscal quarter of 2015 from $20.3 million in the prior year fiscal quarter.

Net Income was $7.8 million in the fourth fiscal quarter of 2015 compared to $7.9 million in the prior year fiscal quarter.

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

Pro Forma Net Income increased 6.9% to $8.2 million in the fourth fiscal quarter of 2015 compared to $7.7 million in the prior year fiscal quarter. Pro Forma Diluted Net Income per Share was $0.22 in the fourth fiscal quarter of 2015 compared to $0.21 in the prior year fiscal quarter.

Fiscal Year 2016 Guidance

Bojangles’ introduced its annual guidance for the 52-week period ending on December 25, 2016:

•	Total revenues of $533.0 million to $543.0 million;

•	System-wide comparable restaurant sales growth of low-single digits;

•	The opening of 60 to 65 system-wide restaurants;

•	28 to 29 company-operated restaurants;

•	32 to 36 franchised restaurants;

•	Net increase of 53 to 58 system-wide restaurants;

•	26 to 27 net increase of company-operated restaurants;

•	27 to 31 net increase of franchised restaurants;

•	Restaurant contribution margin of 17.6% to 18.1%;

•	General and administrative expenses between $40.0 million and $41.5 million;

•	Pro Forma Diluted Net Income per Share of $0.86 to $0.90; and

•	Adjusted EBITDA of $83.5 million to $86.5 million.

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the fourth fiscal quarter and fiscal year 2015 results and fiscal year 2016 guidance today at 5:00 p.m. Eastern Time. The conference call dial-in numbers are 1-877-705-6003 for domestic toll-free calls and 1-201-493-6725 for international. A telephone replay will be available through April 10, 2016 and may be accessed by dialing 1-877-870-5176 for domestic toll-free calls and 1-858-384-5517 for international. The conference ID is 13630426.

The conference call will also be webcast live and later archived on the Investor Relations section of our website at www.bojangles.com.

Conference Participation

Bojangles’ will participate in the Bank of America Merrill Lynch 2016 Consumer & Retail Tech Conference on Wednesday, March 16, 2016 at The New York Palace Hotel in New York City. In addition to holding investor meetings, we will webcast our presentation live beginning at 8:50 a.m. Eastern Time. The presentation will later be archived on the Investor Relations section of the Company’s website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, NC, Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At December 27, 2015, Bojangles’ had 662 system-wide restaurants, of which 281 were company-operated and 381 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

Comparable restaurant sales reflects the change in year-over-year sales for the comparable restaurant base (as applicable, system-wide, franchised or company-operated restaurants). A restaurant enters our comparable restaurant base the first full day of the month after being open for 15 months using a mid-month convention.

Restaurant contribution is defined as company restaurant revenues less food and supplies costs, restaurant labor costs and operating costs, as identified by the reconciliation table below. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Pro Forma Net Income represents company net income before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below. Pro Forma Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Pro Forma Net Income, Pro Forma Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to our vulnerability to changes in consumer preferences and economic conditions; our ability to

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

open new restaurants and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns and restaurant designs and remodels; cancellation or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential liability for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our registration statement on Form S-1 (commission file number 333-203268), which was declared effective by the Securities and Exchange Commission on May 7, 2015, our periodic reports, including our current reports on Form 8-K and quarterly reports on Form 10-Q, furnished or filed with the Securities and Exchange Commission and available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 27, 2015	December 28, 2014
Assets
Current assets:
Cash and cash equivalents	$14,263	13,201
Accounts and vendor receivables, net	4,736	4,285
Accounts receivable, related parties, net	403	736
Inventories, net	3,080	2,743
Other current assets	5,639	2,669

Total current assets	28,121	23,634
Property and equipment, net	48,137	42,478
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	25,341	26,438
Favorable leases, net	1,394	1,908
Deferred debt issuance costs, net	2,459	2,726
Other noncurrent assets	3,673	3,819

Total assets	$560,765	552,643

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,893	15,639
Accrued expenses	19,086	18,479
Current maturities of long-term debt	—	—
Current maturities of capital lease obligations	5,968	4,365
Other current liabilities	2,155	1,655

Total current liabilities	45,102	40,138
Long-term debt, less current maturities	200,194	228,249
Deferred income taxes	115,028	116,589
Capital lease obligations, less current maturities	21,483	20,144
Other noncurrent liabilities	11,834	9,771

Total liabilities	393,641	414,891

Stockholders’ equity:
Preferred stock	—	172,691
Common stock	360	—
Additional paid-in capital	119,084	(56,220)
Retained earnings	47,661	21,135
Accumulated other comprehensive income	19	146

Total stockholders’ equity	167,124	137,752

Total liabilities and stockholders’ equity	$560,765	552,643

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Revenues:
Company restaurant revenues	$122,223	111,199	462,138	406,788
Franchise royalty revenues	6,364	6,059	25,104	22,746
Other franchise revenues	193	191	960	938

Total revenues	128,780	117,449	488,202	430,472

Company restaurant operating expenses:
Food and supplies costs	40,055	36,604	150,563	133,191
Restaurant labor costs	32,305	29,881	126,380	112,506
Operating costs	26,796	22,909	100,916	88,476
Depreciation and amortization	3,078	2,568	11,456	9,713

Total Company restaurant operating expenses	102,234	91,962	389,315	343,886

Operating income before other operating expenses	26,546	25,487	98,887	86,586

Other operating expenses:
General and administrative	10,150	9,333	42,844	32,107
Depreciation and amortization	735	649	2,809	2,372
Impairment	1,002	484	1,210	484
Loss on disposal of property and equipment	104	31	336	60

Total other operating expenses	11,991	10,497	47,199	35,023

Operating income	14,555	14,990	51,688	51,563
Amortization of deferred debt issuance costs	(198)	(186)	(821)	(733)
Interest income	1	1	7	2
Interest expense	(1,920)	(2,279)	(8,314)	(9,123)

Income before income taxes	12,438	12,526	42,560	41,709
Income taxes	4,594	4,615	16,034	15,589

Net income	$7,844	7,911	26,526	26,120

Net income per share:
Basic	$0.22	—	1.15	—

Diluted	$0.21	0.21	0.71	0.70

Weighted average shares used in computing net income per share:
Basic	35,979	—	23,118	—

Diluted	37,436	37,348	37,464	37,429

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	December 27, 2015	December 28, 2014
Cash flows from operating activities:
Net income	$26,526	26,120
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(1,992)	(980)
Depreciation and amortization	14,265	12,085
Amortization of deferred debt issuance costs	821	733
Impairment	1,210	484
Loss on disposal of property and equipment	336	60
Provision for doubtful accounts	239	78
Provision for inventory spoilage	23	9
Provision for closed stores	36	102
Stock-based compensation	1,963	1,420
Excess tax benefit from stock-based compensation	(680)	(49)
Changes in operating assets and liabilities	2,779	1,581

Net cash provided by operating activities	45,526	41,643

Cash flows from investing activities:
Purchases of franchisee’s assets	(186)	(3,187)
Purchases of property and equipment	(12,047)	(7,495)
Proceeds from disposition of property and equipment	47	13

Net cash used in investing activities	(12,186)	(10,669)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	—	50,000
Principal payments on long-term debt	(28,055)	(21,376)
Debt issuance costs	(554)	(720)
Distribution to stockholders	—	(50,000)
Stock option settlement	—	(172)
Stock option exercise	330	—
Excess tax benefit from stock-based compensation	680	49
Principal payments on capital lease obligations	(4,679)	(4,010)

Net cash used in financing activities	(32,278)	(26,229)

Net increase in cash and cash equivalents	1,062	4,745
Cash and cash equivalents balance, beginning of fiscal year	13,201	8,456

Cash and cash equivalents balance, end of fiscal year	$14,263	13,201

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net income	$7,844	7,911	26,526	26,120
Income taxes	4,594	4,615	16,034	15,589
Interest expense, net	1,919	2,278	8,307	9,121
Depreciation and amortization (a)	4,011	3,403	15,086	12,818

EBITDA	18,368	18,207	65,953	63,648
Non-cash rent (b)	474	371	1,642	1,513
Stock-based compensation (c)	264	336	1,991	1,420
Preopening expenses (d)	475	373	1,540	1,358
Sponsor and board member fees and expenses (e)	—	297	166	1,059
Certain professional, transaction and other costs (f)	213	233	5,254	805
Employee contract expense (g)	25	—	533	—
Distributor transition costs (h)	377	—	594	—
Impairment and dispositions (i)	1,117	525	1,592	557
Gain from termination of a vendor contract (j)	—	—	—	(1,475)

Adjusted EBITDA	$21,313	20,342	79,265	68,885

(a)	Includes amortization of deferred debt issuance costs.
(b)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments.
(c)	Includes non-cash, stock-based compensation, as well as employer payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering.
(d)	Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant.
(e)	Includes reimbursement of expenses to our sponsor prior to our initial public offering, compensation and expense reimbursement to members of our board prior to our initial public offering and certain non-recurring executive search firm fees incurred on behalf of our board.
(f)	Includes certain professional fees and transaction costs related to financing transactions, acquisitions and public offering expenses, third-party consultants for one-time projects and certain executive relocation costs.
(g)	Represents a payment liability pursuant to an employment agreement.
(h)	Includes legal and other expenses incurred in connection with the transition to our new distributor.
(i)	Includes loss on disposal of property and equipment, impairment and cash proceeds on disposals from disposition of property and equipment.
(j)	Represents the elimination of a gain from the termination of a contract with a beverage vendor.

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Pro Forma Net Income

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net income	$7,844	7,911	26,526	26,120

Certain professional and transaction costs (a)	213	247	5,254	453
Incremental public company costs (b)	(41)	(600)	(940)	(2,400)
Stock-based compensation (c)	12	—	736	—
Employee contract expense (d)	25	—	533	—
Distributor transition costs (e)	377	—	594	—
Gain from termination of a vendor contract (f)	—	—	—	(1,475)
State income tax rate change (g)	—	—	(903)	—
Tax impact of adjustments (h)	(204)	137	(673)	1,329

Total adjustments	382	(216)	4,601	(2,093)

Pro Forma Net Income	$8,226	7,695	31,127	24,027

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Pro Forma Diluted Net Income Per Share

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Diluted net income per share	$0.21	0.21	0.71	0.70

Certain professional and transaction costs (a)	0.01	0.01	0.14	0.01
Incremental public company costs (b)	—	(0.02)	(0.03)	(0.07)
Stock-based compensation (c)	—	—	0.02	—
Employee contract expense (d)	—	—	0.01	—
Distributor transition costs (e)	0.01	—	0.02	—
Gain from termination of a vendor contract (f)	—	—	—	(0.04)
State income tax rate change (g)	—	—	(0.02)	—
Tax impact of adjustments (h)	(0.01)	0.01	(0.02)	0.04

Total adjustments	0.01	0.00	0.12	(0.06)

Pro Forma Diluted Net Income per Share	$0.22	0.21	0.83	0.64

(a)	Includes certain professional fees and transaction costs related to financing transactions, acquisitions and public offering expenses and third-party consultants for one-time projects.
(b)	Reflects an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company in addition to actual amounts incurred. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment.
(c)	Includes non-cash, stock-based compensation related to the vesting of certain performance based stock option awards, as well as employer payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering.
(d)	Represents a payment liability pursuant to an employment agreement.
(e)	Includes legal and other expenses incurred in connection with the transition to our new distributor.
(f)	Represents the elimination of a gain from the termination of a contract with a beverage vendor.
(g)	As a result of the recently enacted reduction to the North Carolina corporate income tax rate, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.
(h)	Represents the income tax (expense) benefit associated with the adjustments in (a) through (g) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2015

Fourth Fiscal Quarter Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Company Restaurant Revenues to Restaurant Contribution

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Company restaurant revenues	$122,223	111,199	462,138	406,788
Food and supplies costs	(40,055)	(36,604)	(150,563)	(133,191)
Restaurant labor costs	(32,305)	(29,881)	(126,380)	(112,506)
Operating costs	(26,796)	(22,909)	(100,916)	(88,476)

Restaurant contribution	$23,067	21,805	84,279	72,615

Restaurant contribution margin	18.9%	19.6%	18.2%	17.9%